Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

NioCorp Developments Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees to Be Paid	Other	Common Share Purchase Warrants	Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees to Be Paid	Other	Units	Rule 457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fees Due					—		—

(1)       An indeterminate aggregate initial offering price or number or amount of securities are being registered and may from time to time be offered at (i) indeterminate prices or (ii) upon exercise of the warrants registered hereunder or conversion of or exchange for debt securities registered hereunder that provide for conversion or exchange, or pursuant to the antidilution provisions of any such securities.

(2)       In reliance on and in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.